Exhibit 99.2

FOR IMMEDIATE RELEASE

SulphCo Announces Cancellation of Registered Direct Offering

HOUSTON, Oct. 28, 2010 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the "Company" or "SulphCo") (NYSE Amex:SUF), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, announced today that it has cancelled the registered direct offering of common stock announced Wednesday. The announced offering --which was subject to required regulatory approvals which have not yet been received -- offered 5 million shares of SulphCo common stock at $0.50 per share for gross proceeds of $2.5 million.

Due to events related to the Company's commercial development of its desulfurization technology announced today, the Company's Board of Directors has agreed to cancel the transaction.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity. For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman,
Vice President of Corporate Development

SulphCo, Inc
+1 713-896-9100